EXHIBIT 10.2

January 8, 2015

Mark Ethier

c/o As Seen on TV, Inc.

14044 Icot Boulevard

Clearwater, FL  33760

Dear Mark:

This letter will confirm the agreement (the "Agreement") that has been reached with you in connection with the separation of your employment from As Seen On TV, Inc. (including any of its affiliates and subsidiaries, "ASTV" or the "Company"), as follows:

1.

Separation from Employment.

(a)

January 8, 2015 will serve as your official last day of employment with ASTV (the “Separation Date”).  You agree that your separation will, for purposes of the employment agreement between you and the Company, as amended and restated as of August 20, 2014 (your “Employment Agreement”), be treated as a “resignation” from any and all roles you hold with the Company (other than your role as Director on the Board of Directors of the Company, which you will retain), and the Company agrees to treat your separation as an event which qualifies you for unemployment benefits, should you choose to seek such benefits.  You agree to cooperate and assist ASTV in the orderly transition of your duties, and to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

(b)

You will continue serve on the board of directors of As Seen on TV, Inc pursuant to its terms and conditions. In such capacity, you will be entitled to such compensation and benefits as paid from time to time to independent directors of As Seen on TV, Inc.

(c)

Regardless of whether you sign this Agreement:

(i)

Your right to continue coverage under the Company's group health plan at your own expense, pursuant to the statutory scheme commonly known as "COBRA," shall be governed by applicable law and the terms of the plans and programs, and will be explained to you in a packet to be sent to you under separate cover, provided, however, to the extent that you are or become eligible for any governmental program, now in existence or later enacted, that modifies or covers any portion of the COBRA premium that you ordinarily would be responsible to pay, including, without limitation, the American Recovery and Reinvestment Act of 2009, then your payment of such premiums may be reduced commensurately; and

(ii)

Prior to the Separation Date, you must submit all unpaid business-related expenses incurred during your employment with the Company, and the Company shall reimburse you, in accordance with the Company's policies and procedures, within fifteen (15) business days after the Separation Date.

2.

Separation Payment and Benefits.

(a)

In consideration of your execution and compliance with the terms and conditions of this Agreement, and provided that this Agreement becomes effective in accordance with its terms, the Company shall:

(i)

Pay, or cause to be paid, to you regular biweekly payments in an amount equal to your current biweekly salary through December 15, 2014, in accordance with ASTV’s normal payroll schedule, less all amounts required or authorized to be withheld by law, including all applicable federal, state, and local withholding taxes; unless you obtain employment elsewhere prior to that date, in which case payments from ASTV shall cease;

(ii)

Continue your participation in the Company’s health program through January 30, 2015, unless you become eligible for benefits under another plan. Premiums for your personal coverage through January 30, 2015, will be treated as during the normal tenure of your employment; and

(iii)

Release you from your covenant not to compete and not to solicit, as set forth in Section 4(b) of your Employment Agreement; provided, however, that you are not released from any or all of your confidentiality obligations thereunder.

(iv)

Vest you in, and promptly issue to you, those shares that would have vested upon the first anniversary of your employment pursuant to your Employment Agreement.

3.

Confidentiality; Cooperation.  You agree that this Agreement shall remain confidential and shall not be disclosed to any person, except (a) to your immediate family; (b) as may be required for obtaining legal or tax advice; (c) for the filing of income tax returns; or (d) as may be required by law or in any proceeding to enforce this Agreement.  In the event of any disclosure to immediate family or a legal or tax advisor, you shall require any person receiving such information to maintain its confidentiality.  Nothing contained in this Agreement shall preclude you from providing truthful testimony or information pursuant to subpoena, court order or legal process.  You shall promptly provide the Company with written notice of such subpoena, court order or legal process so that the Company shall have an opportunity to challenge any disclosure pursuant to such subpoena, court order or legal process.  You agree to provide the Company or any of its affiliates with truthful and complete cooperation in litigation matters arising out of or related to your activities or duties while employed by the Company, whether or not such matters have commenced as of the Separation Date.

4.

Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of Florida, without regard to its conflicts of law doctrine.  Any suit, action or proceeding arising out of or relating to this Agreement may be instituted only in the Southern District of the State of Florida, United States of America, or in the absence of jurisdiction, the state courts located in Pinellas County, Florida, and each party hereto generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts.  Each party irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including any objection based on the grounds of forum non conveniens, in the aforesaid courts.

5.

Severability; Waiver.  In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law.  You agree that no failure or delay on the part of the Company in exercising any right, power or remedy it may have under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

6.

Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

7.

Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and you, and supersedes all prior agreements, representations, discussions, and understandings concerning their subject matter.  You represent that, in executing this Agreement, you have not relied upon any representation or statement made by the Company or any other Company agents or employees, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement or otherwise.  This Agreement may not in any way be amended, modified, or waived except by an agreement in writing signed by you and a duly authorized representative of the Company.

If this Agreement conforms to your understanding and is acceptable to you, please indicate your agreement by signing and dating the enclosed copy of this Agreement in the space provided below and returning the executed copy to the Company.

Sincerely,

AS SEEN ON TV, INC.

By:	/s/ Shad Stastney
Shad Stastney
Chief Strategy Officer

ACCEPTED AND AGREED:

/s/ Mark Ethier	January 8, 2015
Mark Ethier	Date

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